CUSIP No. 983131106                 13G                    Page 1 of 8

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                         (Amendment No. 1)*


                           Wyndham International, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    983131106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2002
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [X]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP No. 983131106                 13G                    Page 2 of 8


1.   NAME OF REPORTING PERSON, S.S. OR I.R.S. IDENTIFICATION NO.OF ABOVE PERSON

     The Baupost Group, L.L.C., 04-3402144

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

     (a)
     (b) X

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     The Commonwealth of Massachusetts

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON:

5.   WITH SOLE VOTING POWER

     21,612,546

6.   WITH SHARED VOTING POWER

     0

7.   WITH SOLE DISPOSITIVE POWER

     21,612,546

8.   WITH SHARED DISPOSITIVE POWER

     0

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     21,612,546

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     12.86%

12.  TYPE OF REPORTING PERSON *

     IA
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CUSIP No. 983131106                    13G                        PAGE 3 of 8


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON, S.S. OR I.R.S. IDENTIFICATION NO.OF ABOVE PERSON

     SAK Corporation, 04-3334541

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

     (a)
     (b) X

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     The Commonwealth of Massachusetts

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON:

5.   WITH SOLE VOTING POWER

     0

6.   WITH SHARED VOTING POWER

     0

7.   WITH SOLE DISPOSITIVE POWER

     0

8.   WITH SHARED DISPOSITIVE POWER

     0

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.00%

12.  TYPE OF REPORTING PERSON *

     HC

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CUSIP No. 983131106                   13G                          PAGE 4 of 8


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON, S.S.OR I.R.S. IDENTIFICATION NO.OF ABOVE PERSON

     Seth A. Klarman, ###-##-####

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

     (a)
     (b) X

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON:

5.   WITH SOLE VOTING POWER

     0

6.   WITH SHARED VOTING POWER

     0

7.   WITH SOLE DISPOSITIVE POWER

     0

8.   WITH SHARED DISPOSITIVE POWER

     0

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.00%

12.  TYPE OF REPORTING PERSON *

     HC
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CUSIP No. 983131106                     13G                    PAGE 5 of 8



Item 1(a).  Name of Issuer:

                Wyndham International, Inc.

            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

                1950 Stemmons Frwy., Suite 6001, Dallas, TX 75207

            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

                (1)  The Baupost Group, L.L.C.
                (2)  SAK Corporation
                (3)  Seth A. Klarman

            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

                (1)  The Baupost Group, L.L.C.
                     10 St. James Avenue, Suite 2000
                     Boston, MA 02116

                (2)  SAK Corporation
                     10 St. James Avenue, Suite 2000
                     Boston, MA 02116

                (3)  Seth A. Klarman
                     10 St. James Avenue, Suite 2000
                     Boston, MA 02116


            --------------------------------------------------------------------

Item 2(c).  Citizenship:

                (1)  The Commonwealth of Massachusetts
                (2)  The Commonwealth of Massachusetts
                (3)  United States of America

            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

                Common Stock

            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

                983131106

            --------------------------------------------------------------------
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CUSIP No. 983131106                 13G                    Page 6 of 8


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [X]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [X] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).



Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned: (as of December 31, 2002)

                (1)  The Baupost Group, L.L.C.: 21,612,546

                (2)  SAK Corporation: 0

                (3)  Seth A. Klarman: 0
          ----------------------------------------------------------------------

     (b)  Percent of class:

                (1)  The Baupost Group, L.L.C.: 12.86%

                (2)  SAK Corporation: 0.00%

                (3)  Seth A. Klarman: 0.00%
          ----------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote,

                (1)  The Baupost Group, L.L.C.: 21,612,546

                (2)  SAK Corporation: 0

                (3)  Seth A. Klarman: 0

          (ii)  Shared power to vote or to direct the vote,

                ---0

          (iii) Sole power to dispose or to direct the disposition of,

                (1)  The Baupost Group, L.L.C.: 21,612,546

                (2)  SAK Corporation: 0

                (3)  Seth A. Klarman: 0

          (iv)  Shared power to dispose or to direct the disposition of

                ---0
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CUSIP No. 983131106                   13G                    PAGE 7 of 8


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].


         -----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     The Baupost Group, L.L.C. ("Baupost") is a registered investment adviser. SAK Corporation is the Manager of Baupost. Seth A. Klarman, as the sole Director of SAK Corporation and a controlling person of Baupost, may be deemed to have beneficial ownership under Section 13(d) of the securities beneficially owned by Baupost. Securities reported on this Schedule 13G as being beneficially owned by Baupost include securities purchased on behalf various investment limited partnerships.


         -----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     See attached Exhibit A

         -----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

         N/A

         -----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

         N/A

         -----------------------------------------------------------------------

Item 10.  Certifications.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February  13, 2003
Date

THE BAUPOST GROUP, L.L.C.


By:  /s/ Seth A. Klarman
     Seth . Klarman
     President

SAK CORPORATION


By:  /s/ Seth A. Klarman
     Seth A. Klarman
     President

SETH A. KLARMAN


By:  /s/ Seth A. Klarman
     Seth A. Klarman

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CUSIP NO. 983131106                  13G                         PAGE 8 of 8


EXHIBIT A

Item 3 & Item 7

     (1) The Baupost Group, L.L.C. IA

     (2) SAK Corporation HC

     (3) Seth A. Klarman HC

     The Baupost Group, L.L.C. ("Baupost") is a registered investment adviser. SAK Corporation is the Manager of Baupost. Seth A. Klarman, as the sole Director of SAK Corporation and a controlling person of Baupost, may be deemed to have beneficial ownership under Section 13(d) of the securities beneficially owned by Baupost. Securities reported on this Schedule 13G as being beneficially owned by Baupost include securities purchased on behalf of various investment limited partnerships.

     Pursuant to Rule 13d-4, Seth A. Klarman and SAK Corporation declare that the filing of this Schedule 13G shall not be deemed an admission by either or both of them that they are, for the purposes of Sections 13(d) or 13(g) the beneficial owner of any securities covered by this Schedule 13G, and further state that neither of them have any power to vote or dispose of, or direct the voting or disposition of, or direct the voting or disposition of, any of the securities covered by this Schedule 13G.